EXHIBIT 4.117

BY AND BETWEEN

Beijing Dong Kui Lin Information Technology Co., Ltd.

AND

Chang Cheng

SHARE PLEDGE AGREEMENT

SHARE PLEDGE AGREEMENT

This Share Pledge Agreement (this “Agreement”) is executed on July 24, 2006 by and between:

Pledgee: Beijing Dong Kui Lin Information Technology Co., Ltd. (“Pledgee”)

Registered Address: Room 301, Area 3, Floor 3, No.18 of Wan Yuan Street, Economic-Technological Development Area, Beijing

AND

Pledgor: Chang Cheng (“Pledgor”)

PRC Identity Card Number: 510215197307110034

Address: Beijing Chaoyang District Foreign Enterprise Human Resources Service Co., Ltd., No.14 of Chaoyang Men Street (S)

WHEREAS,

1.	The Pledgor, Chang Cheng, is a citizen of the People’s Republic of China ( the “PRC”) and owns 50% shares of Beijing Bo Xun Rong Tong Information Technology Co., Ltd. (“Bo Xun Rong Tong”), a company registered in Beijing, PRC for providing Internet information service.

2.	The Pledgee is a wholly foreign-owned company registered in Beijing, PRC and has been licensed by the relevant governmental authorities of PRC to provide technical and consulting services. The Pledgee and Bo Xun Rong Tong owned by the Pledgor entered into an Exclusive Technical and Consulting Services Agreement (the “Service Agreement”) on July 24, 2006.

3.	In order to ensure that the Pledgee is able to collect technology consultancy service fees from Bo Xun Rong Tong owned by the Pledgor, the Pledgor is willing to pledge all his equity interest owned in Bo Xun Rong Tong to the Pledgee as a security for such service fees under the Service Agreement.

For the purpose of performing the Service Agreement, the Pledgor and the Pledgee hereby mutually agree to enter into this Agreement as per the following terms:

1.	Definitions

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1	“Pledge” means the full content set forth in Article 2 hereunder

1.2	“Equity Interest” means the 50% shares legally held by the Pledgor in Bo Xun Rong Tong.

1.3	“Pledge Ratio” means the proportion between the value of the Equity Interest pledged under this Agreement and the exclusive technical and consulting services fees under the Service Agreement.

1.4	“Pledge Term” means the term set forth in Article 3.2 hereunder.

1.5	“Service Agreement” means the Exclusive Technical and Consulting Services Agreement executed by and between Bo Xun Rong Tong and the Pledgee on July 24, 2006.

1.6	“Events of Default” means any event set forth in Article 7 hereunder.

1.7	“Notice of Default” means the notice to announce the event of default issued by the Pledgee in accordance with this Agreement.

2.	Pledge Transfer and Pledge

The Pledgor agrees to pledge all his Equity Interest owned in Bo Xun Rong Tong to the Pledgee as a security for the technical and consulting services fees To be paid by Bo Xun Rong Tong in accordance with the Service Agreement. The Pledge means the priority right of the Pledgee to be paid from the monies of conversion, auction, or sale of the Equity Interest pledged to the Pledgee by the Pledgor.

3.	Pledge Ratio and Pledge Term

3.1	Pledge Ratio

The Pledge Ratio of Pledge shall be approximately 100%.

3.2	Pledge Term

3.2.1	The Pledge of the Equity Interest under this Agreement shall take effect as of the date at which the shares pledged under this Agreement are recorded in the Register of Shareholders of Bo Xun Rong Tong. The Pledge hereby shall have the same term as the Service Agreement.

3.2.2	The Pledgee is entitled to dispose of the Pledge hereunder if Bo Xun Rong Tong fails to pay the technical and consulting services fees subject to the Service Agreement during the Pledge.

4.	Physical Possession of Documents

4.1	During the Pledge Term set forth in this Agreement, the Pledgor shall deliver the Certificate of Contribution to the Equity Shares and the Register of Shareholders in Bo Xun Rong Tong to the Pledgee for its physical possession. The Pledgor shall deliver the aforesaid certificate and register to the Pledgee within one week from the execution date hereof.

4.2	The Pledgee shall be entitled to collect the dividends from the Equity Interest.

5.	Representations and Warranties by the Pledgor

5.1	The Pledgor is the legal owner of the Equity Interest.

5.2	The Pledgee’s rights shall be in no event interfered by any other party once the Pledgee exercises such rights in accordance with this Agreement.

5.3	The Pledgee shall be entitled to dispose of or assign the Pledge in accordance with the methods set forth in this Agreement.

5.4	No other pledge has ever been made on the Equity Interest other than the Pledgee.

6.	Covenants by the Pledgor

6.1	During the effective term of this Agreement, the Pledgor undertakes to the Pledgee that the Pledgor shall:

6.1.1	not transfer the Equity Interests, create or permit to create any pledge which may have an adverse effect on the rights or interests of the Pledgee without prior written consent of the Pledgee except for the transfer of the Equity Interest to Gainfirst Asia Limited or the persons appointed by Gainfirst Asia Limited pursuant to the Exclusive Share Purchase Agreement executed by and among the Pledgor, Gainfirst Asia Limited and Bo Xun Rong Tong on July 24, 2006;

6.1.2	comply with and implement the provisions of laws and regulations with respect to the pledge of rights; present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authorities within five days upon receipt of such notices, orders or suggestions while abiding by such notices, orders or suggestions; or make argument and presentation against such items in accordance with the reasonable request of the Pledgee or approved by the Pledgee;

6.1.3	timely notify the Pledgee of any events or any received notices which may affect the Pledgor’s Equity Interest or any part of its right, and any events or any received notices which may change the Pledgor’s any covenant and obligation set forth in this Agreement or which may affect the Pledgor’s performance of his obligations under this Agreement.

6.2	The Pledgor agrees that the Pledgee’s right to exercise the Pledge obtained from this Agreement shall not be suspended or hampered by the legal proceedings brought by the Pledgor or any successor to the Pledgor or any person authorized by the Pledgor or any other person.

6.3	The Pledgor warrants to the Pledgee that in order to protect or perfect the security over the payment of the technical and consulting services fees under the Service Agreement, the Pledgor shall execute in good faith and cause other interested parties of the Pledge to execute all certificates of rights, contracts, and /or perform and cause other interested parties of the Pledge to take actions as required by the Pledgee and provide assistance to the exercise of the rights and authorization by the Pledgee granted by this Agreement, and execute all the documents with respect to the changes of the Certificate of Equity Interest with the Pledgee or any person (natural person/ legal person) designated by the Pledgee, and submit to the Pledgee all the notices, orders or decisions concerning the Pledge as deemed necessary by the Pledgee within a reasonable time.

6.4	The Pledgor warrants to the Pledgee that the Pledgor shall comply with and perform all the warranties, covenants, agreements, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate for all the losses suffered by the Pledgee in the event that the Pledgor fails to perform or fully perform such warranties, covenants, agreements, representations and conditions.

7.	Events of Default

7.1	The following events shall be deemed as the Events of Default:

7.1.1	Bo Xun Rong Tong fails to make full payment of technical and consulting services fees due under the Services Agreement as scheduled;

7.1.2	The representations or warranties made in Article 5 hereof by the Pledgor are materially misleading or fraudulent, and/or the Pledgor violates any of the representations and warranties in Article 5 hereof;

7.1.3	The Pledgor violates any of the covenants in Article 6 hereof;

7.1.4	The Pledgor violates any terms herein;

7.1.5	The Pledgor waives the pledged Equity Interest or transfers the pledged Equity Interest without prior written consent of the Pledgee except otherwise agreed in Article 6.1.1 hereof;

7.1.6	Any loan, guarantee, compensation, covenants or any other liabilities of the Pledgor (1) are required to be repaid or performed prior to the scheduled date for default; or (2) are due but can not be repaid or performed as scheduled, which causes the Pledgee to deem that the Pledgor’s capacity to perform the obligations herein is affected;

7.1.7	The Pledgor can not repay the general debt or other debt;

7.1.8	Any approval, permit, license or authorization of the governmental authorities required by the enforceability, validity and effectiveness of this Agreement are withdrawn, suspended, invalidated or materially amended;

7.1.9	Adverse changes of the Pledgor’s property occur and cause the Pledgee to deem that the capability of the Pledgor to perform the obligations herein is affected;

7.1.10	Bo Xun Rong Tong’s successor or trustee can only perform part of or refuse to perform the payment liability under the Service Agreement;

7.1.11	Other circumstances where the Pledgee is incapable of exercising the right to dispose of the Pledge in accordance with the related laws.

7.2	The Pledgor shall immediately give a written notice to the Pledgee once he is aware of or find any event set forth in this Article 7.1 or upon occurrence of any event that may result in the foregoing items.

7.3	Unless the Events of Default set forth in Article 7.1 hereof have been successfully solved to the Pledgee’s satisfaction, the Pledgee may, at any time upon or after occurrence of the Event of Default, give a written Notice of Default to the Pledgor requiring the Pledgor to immediately make full payment of the outstanding fees under the Service Agreement and other payment due or dispose of the Pledge in accordance with Article 8 herein.

8.	Exercise of the Right of the Pledge

8.1	The Pledgor shall not transfer the Pledge without prior written consent of the Pledgee prior to the full repayment of the technical and consulting services fees under the Service Agreement.

8.2	The Pledgee shall give a Notice of Default to the Pledgor before the exercise of the right of Pledge.

8.3	Subject to Article 7.3, the Pledgee may simultaneously exercise the right to dispose of the Pledge at the time when the Notice of Default is given in accordance with Article 7.3 or may exercise such right after such Notice of Default is given.

8.4	The Pledgee shall be entitled to realize the priority right to be paid from the monies of conversion, auction or sale of whole or part of the Equity Interest pledged herein through legal procedures until the outstanding technical and consulting services fees under the Service Agreement and all other payment due are fully paid.

8.5	The Pledgor shall not prevent the Pledgee from disposing of the Pledge in accordance with this Agreement and shall give necessary assistance for the Pledgee to realize its Pledge.

9.	Assign

9.1	The Pledgor shall not be entitled to donate or assign his rights and obligations under this Agreement without prior consent of the Pledgee.

9.2	This Agreement shall be binding upon the Pledgor and his successor and shall be binding upon the Pledgee and its successor and assignee.

9.3	The Pledgee may at any time assign all or any rights and obligations under the Service Agreement to the designated person (natural person/ legal person). In this case, the assignee shall, like one party to this Agreement, have the same rights and undertake the same obligations herein as the Pledgee. In the event that the Pledgee assigns the rights and obligations under the Service Agreement, the Pledgor shall, at the request of the Pledgee, sign relevant agreements and/or documents with respect to such assignment.

9.4	After the change of Pledgee resulting from the assignment, the new parties to the pledge shall re-execute a pledge contract.

10.	Termination

This Agreement shall not be terminated until the technical and consulting services fees under the Service Agreement are fully paid and Bo Xun Rong Tong is not liable for any obligations under the Service Agreement. The Pledgee shall cancel or terminate this Agreement within a reasonable time as soon as practicable.

11.	Charges and Other Costs

11.1	The Pledgor shall be responsible for all the costs and actual expenses in relation to this Agreement, including but not limited to legal fees, cost of production, stamp tax and any other taxes and costs. The Pledgee shall be fully reimbursed by the Pledgor for any taxes and fees paid by the Pledgee in accordance with the laws.

11.2	The Pledgor shall be responsible for all the fees (including but not limited to any taxes, charges, management fees, court fees, attorney’s fees, and various insurance premiums concerning the disposal of the Pledge) incurred from the Pledgor’s failure to pay any due taxes, fees or charges pursuant to this Agreement or any other reasons for which the Pledgee has to recourse by any means.

12.	Force Majeure

12.1	In case the performance of this Agreement is delayed or prevented by any force majeure event, the Party so affected may not assume any liability under this Agreement for such performance so delayed or prevented. Force majeure event means any event that is beyond one Party’s reasonable control and whose occurrence is unavoidable and unpreventable regardless of reasonable care of the Party so affected, including but not limited to government act, act of nature, fire, explosion, geographic change, storm, flood, earthquake, tide, lightning or war. However, any shortage of credit, capital or financing shall not be deemed as the event beyond one Party’s reasonable control. The affected Party seeking for exemption from performing any obligations under this Agreement or under any Article hereof shall notify the other Party of such exemption promptly and advise the other Party of the actions to be taken for completion of the performance.

12.2	The Party affected by Force Majeure shall not assume any liability under this Agreement provided, however, that the Party so affected has used its reasonable and practicable efforts to perform this Agreement, the Party seeking for immunity may be exempted from performing such liability only to the extent of such performance so delayed or prevented. Once the causes for such immunity are corrected and remedied, the Parties agree to resume performance hereunder with their best efforts.

13.	Settlement of Dispute

13.1	This Agreement shall be governed by and construed in accordance with the PRC law.

13.2	The Parties hereto shall strive to settle any dispute arising from the interpretation or performance hereof through friendly consultation. In case no settlement can be reached through consultation, any Party may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration pursuant to the current CIETAC Rules. The arbitration shall be conducted in Chinese in Beijing. The arbitral award shall be final and binding upon the Parties.

14.	Notice

Any notice that is given by the Party/Parties hereto for the purpose of performing the rights and obligations hereunder shall be in writing. Where such notice is delivered personally, the actual delivery time is regarded as notice time; where such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted. If such notice does not reach the addressee on business date or reaches the addressee after the business time, the next business day following such date is the date of notice. The delivery place shall be the addresses of the two parties set forth on the first page of this Agreement or the addresses notified in writing from time to time. The writing includes facsimile and telex.

15.	Annexes

The annexes to this Agreement constitute an integral part of this Agreement.

16.	Effectiveness

16.1	This Agreement and any amendment, supplement or change hereto shall be in writing and shall come into effect upon being executed and sealed by the Parties hereto.

16.2	This Agreement is written in Chinese with two original copies.

[Execution Page]

Pledgee: Beijing Dong Kui Lin Information Technology Co., Ltd.

Authorized Representative:

Seal:

Pledgor: Chang Cheng

Signature:

Annexes:

1.	The Register of Shareholders of Beijing Bo Xun Rong Tong Information Technology Co., Ltd.

2.	Certificate of Capital Contribution establishing Beijing Bo Xun Rong Tong Information Technology Co., Ltd.

3.	Exclusive Technical and Consulting Services Agreement

Register of Shareholders

of Beijing Bo Xun Rong Tong Information Technology Co., Ltd.

Shareholder’s Name	Gender	Identity Card Number	Address	Capital Contribution	Share Proportion
Zhang Ying Nan	Female	131082197411 220566	Room 201, Door 5, Building 7, Zhong Ta Yuan Community, Haidian District, Beijing	RMB 5,000,000	50%
Chang Cheng	Male	51021519730 7110034	Beijing Chaoyang District Foreign Enterprise Human Resources Service Co., Ltd., No.14 of Chaoyang Men Street (S)	RMB 5,000,000	50%

Certificate of Capital Contribution of Beijing Bo Xun Rong Tong Information

Technology Co., Ltd (the “Company”)

It is evidenced hereby that Chang Cheng (Identity Card Number: 510215197307110034, Address: Beijing Chaoyang District Foreign Enterprise Human Resources Service Co., Ltd., No.14 of Chaoyang Men Street (S) ) has contributed RMB 5,000,000 to the Company, which constitutes 50% of the Company’s shares.

Beijing Bo Xun Rong Tong Information Technology Co., Ltd.

July 24, 2006